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                                                                    EXHIBIT 10.2
                       CHEROKEE-MOSSIMO FINDERS AGREEMENT

        This Cherokee-Mossimo Finders Agreement ("Agreement") is made and entered into this 27 day of March 2000 (the "Effective Date") by and between Cherokee Inc., a Delaware corporation ("Cherokee"), and Mossimo, Inc., a Delaware corporation ("Mossimo").

        Whereas, Mossimo owns the various Mossimo trademark applications and registrations listed on Exhibit "A" hereto (the "Mossimo Trademarks"); and

        Whereas, Mossimo and Cherokee have entered into that certain Letter of Intent dated February 22, 2000 (the "LOI"); and

        Whereas, pursuant to the LOI, Cherokee has introduced Mossimo to such executives at Target Corporation ("Target") to enable Mossimo to negotiate a licensing agreement with Target with respect to the Mossimo Trademarks; and

        Whereas, Mossimo and Cherokee desire to extinguish the obligations of each of the parties set forth in the LOI and to substitute this Agreement as a novation for the LOI;

        Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows:

        1. PRIOR AGREEMENTS. This Agreement is intended by the parties to supercede and replace all prior agreements or understandings of any type between the parties (the "Prior Agreements"), including without limitation the letter agreement dated February 18, 2000 and the LOI, and all such Prior Agreements shall terminate and be of no further force or effect upon execution of this Agreement.

                (a) Mossimo and Cherokee (the "Parties") each hereby releases the other Party and its officers, directors, shareholders, agents, representatives, servants and employees past, present and future, and each of them, from any and all obligations, debts, claims, demands and causes of action of any kind or nature, whether known or unknown, suspected or unsuspected by the Parties and their respective past, present and future officers, directors, shareholders, agents, representatives, servants and employees (collectively, the "Releasers"), which the Releasers or any of them now owns or holds, or has at any time owned or held or may hereafter own or hold against the other Party or any of the Releasers, arising out of, related to or in any way connected with the Prior Agreements.

                (b) It is the intention of the Parties in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified; and in furtherance of this intention, the Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and expressly agree that the above releases are intended to and do extend to and cover claims of the type referred to in said Section 1542, which reads as follows:


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                        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
                        CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        The Parties expressly consent that the above releases shall be given full force and effect according to each and all of their express terms and provisions, including as well those relating to the unknown and unsuspected claims, demands and causes of action hereinabove specified.

        2. EXCLUSIVE NEGOTIATION PERIOD. Mossimo shall not enter into licensing discussions or negotiations with respect to direct retail licenses with any person or entity other than the Prospective Licensees (as hereinafter defined) from the Effective Date until June 21, 2000. Nothing herein shall be construed to obligate Mossimo to enter into any license agreement with the Prospective Licensees. Mossimo has the right in its sole and absolute discretion to reject any license agreement proposed by a Prospective Licensee, and Cherokee shall not be entitled to any compensation whatsoever, including, but not limited to, under this Agreement, unless Mossimo enters into a license agreement with a Prospective Licensee.

        3. FINDER'S FEES.

              (a) COMPUTATION. If Mossimo enters into a direct retail license agreement with a Prospective Licensee on or before February 21, 2001, Mossimo shall pay to Cherokee in perpetuity finder's fees (the "Finder's Fees") equal to fifteen percent (15%) of Net Revenues (as hereinafter defined). No Finder's Fees will be due if Mossimo does not enter into a license agreement with a Prospective Licensee on or before February 21, 2001.

              (b) PAYMENT. Mossimo shall pay Finder's Fees to Cherokee within fifteen (15) days after Mossimo's receipt of any Net Revenues. Payment of Finder's Fees shall be accompanied by a written report setting forth the Net Revenues actually received by Mossimo (broken down by date and amount received) since the date of the last report delivered to Cherokee and such other information as is necessary to enable Cherokee to verify the Net Revenues reported by Mossimo. Finder's Fees shall be payable in United States Dollars. Interest at the maximum legal rate shall be paid on any Finder's Fees not paid when due.

              (c) NET REVENUES. "Net Revenues" shall mean all consideration of any kind, without deductions or set-offs, received directly or indirectly by or on behalf of Mossimo and its affiliates, successors and assigns from Target Corporation or J.C. Penney Company, Inc., and their respective affiliates, successors and assigns (collectively, "Prospective Licensees"), from and after the Effective Date with respect to or by reason of any license, franchise, sale or assignment of the Mossimo Trademarks. Mossimo shall not enter into any agreement with Prospective Licensees pursuant to which Mossimo will receive any consideration that is not included within Net Revenues.


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        4. PRESS RELEASE. Within seven (7) days following the effective date of any licensing agreement entered into between Mossimo and Prospective Licensees, Mossimo shall issue a press release set forth as Exhibit "B" attached hereto.

        5. NO JOINT VENTURE: The parties hereto are not partners or joint venturers. Cherokee shall have no liability with respect to Mossimo's business or operations, Mossimo's negotiations with Prospective Licensees or any other party, or the performance by Mossimo under any contract entered into with Prospective Licensees or any other party. Mossimo is not responsible for any actions of any third party regarding any license agreement entered into by Mossimo.

        6. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of so when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the successors and assigns of the parties.

        8. MISCELLANEOUS. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof. All prior understandings are hereby canceled and no change in any term of this Agreement shall be binding unless it is in writing and signed by Cherokee and Mossimo. This Agreement shall be considered made in and shall be interpreted in accordance with the laws of the State of California. Any disputes arising hereunder shall be arbitrated in Los Angeles County, California in accordance with the rules and regulations of the American Arbitration Association and the prevailing party in any such arbitration shall be entitled to recover its legal fees and expenses from the other party.

        9. NATURE OF AGREEMENT. The parties agree that this Agreement is not a broker agreement and shall not be treated as such. The parties agree that neither shall ever assert as a defense to a claim of breach of this Agreement or any other agreement between them that this Agreement or the Prior Agreements are illegal agreements.

        In witness whereof, the undersigned have executed this Agreement as of the day and year first above written.

CHEROKEE INC.                                 MOSSIMO, INC.

/s/ Robert Margolis                           /s/ Mossimo Giannulli
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Robert Margolis                               Name: Mossimo Giannulli
Chairman and CEO                              Chairman


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